                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                           File Number 333-93219

                    PROSPECTUS SUPPLEMENT DATED JUNE 17, 2002
                                       TO
                        PROSPECTUS DATED JANUARY 4, 2000
                                1,782,127 SHARES
                               ILEX ONCOLOGY, INC.
                                  COMMON STOCK

         This Prospectus Supplement supplements the Prospectus dated January 4, 2000, as supplemented by the Prospectus Supplement dated February 24, 2000 (the "Prospectus"), of ILEX Oncology, Inc. (the "Company") relating to the public offering, which is not being underwritten, and sale by certain stockholders of the Company or by their respective donees, pledgees, transferees or other successor-in-interest that receive such shares as a gift, pledge, partnership distribution or other non-sale related transfer (the "Selling Stockholders") of 1,782,127 shares (the "Shares") of Common Stock, $.01 per share par value, of the Company (the "Common Stock"). This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING STOCKHOLDERS

         Recently CTRC Research Foundation transferred 1,782,127 shares of Common Stock to the Cancer Therapy and Research Center Endowment, which transferee was not specifically named in the Prospectus. The following table provides certain information with respect to the number of shares of Common Stock beneficially owned by a stockholder of the Company who was not specifically identified in the Prospectus as a Selling Stockholder, the percentage of outstanding shares of Common Stock of the Company this represents and the number of shares of Common Stock to be registered for sale hereby. The table of Selling Stockholders in the Prospectus is hereby amended to include the Cancer Therapy and Research Center Endowment as a Selling Stockholder.

                                           SHARES OWNED                                 SHARES TO BE
                                             PRIOR TO         PERCENTAGE    SHARES TO   OWNED AFTER       PERCENTAGE
                  NAME                       OFFERING          OF CLASS      BE SOLD      OFFERING         OF CLASS
                                           ------------       ----------    ---------    ------------     ----------
Cancer Therapy and Research                 1,782,127           5.5%(1)      1,782,127        -0-            -0-
Center Endowment


(1) Based on 32,449,095 shares of Common Stock of the Company outstanding as of May 14, 2002.